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                                                                    EXHIBIT 99.1



Company Press Release

Insight Enterprises to Merge With the U.K.'s Leading Computer Direct Marketer, Action

TEMPE, Ariz.--(BUSINESS WIRE)--May 9, 1999--Leading computer direct marketer Insight Enterprises, Inc. (Nasdaq:NSIT - news) and Action Computer Supplies Holdings plc (LSE:ACS), the leading United Kingdom-based IT direct marketer, announced today that they have entered into a definitive merger agreement to create a global marketer of computers, hardware, software and services.

         Insight will merge with Action in a tax-free exchange of shares valued today at approximately $150 million, based upon the $26.625 closing price of Insight's stock as of May 7, 1999. The combined companies have current annualized sales of approximately $1.6 billion.

         The terms of the merger agreement provide for holders of Action stock to receive 0.16 shares of Insight common stock for each of their shares. Insight expects to issue approximately 5.64 million new shares, representing 18.1% ownership of the Company pro forma for the transaction. The merger is expected to be accounted for as a pooling of interests and accretive to earnings per share in 1999. The transaction is subject to customary closing conditions including the approval of shareholders of both Insight and Action and required U.K. regulatory approval. The transaction is expected to be completed in September 1999.

         "This merger vaults Insight to the next level and creates a leading global direct marketer of brand name computer products and services with business customers in the U.S., Canada, the U.K. and Western Europe. It represents the continuation of our strategy of expanding our customer base and geographic scope in important, attractive markets," said Tim Crown, President of Insight. "Action is a tremendously innovative company and extremely well positioned in the U.K. This is our largest transaction to date and Action provides us critical mass in the U.K., which we entered in 1998."

         Commenting further, Mr. Crown said, "Action's business model is highly complementary to our own, and we have the opportunity to capitalize on our experience in the U.S. to maximize Action's sales and operating performance. Specifically, we believe we can:



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         -- Consolidate Action's position as one of the largest independent direct marketers of IT products in the U.K. through the integration of Insight's existing operations, forming the platform for our European growth objectives.

         -- Significantly increase our combined buying power to realize purchasing savings, improved vendor support and product availability.

         -- Enhance Action's sales growth by implementing Insight's successful account management and proven outbound telemarketing strategies, leveraging Action's extensive client relationships.

         -- Capitalize on the sales and marketing expertise of our organizations by integrating catalog operations and electronic commerce operations.

         -- Enhance Insight's U.K. ISP and electronic commerce service sales by accessing Action's business customer base."

         Concluding, Mr. Crown commented, "Action's management team is talented, internationally experienced and will enhance the strength and depth of our own. Our management teams have a very similar culture and share a common vision of creating the leading global direct marketer of IT products. Action, led by its existing executives, will become our platform for further sales force and e-commerce expansion into Europe."

         Commenting on the merger, Henry Lewis, Chairman of Action said, "The merger brings together two outstanding companies and provides a very attractive premium for Action's shareholders. The combination of Action and Insight will create a genuinely global group with extensive customer bases in five countries and almost (pound)1 billion in current annualized sales. We will take advantage of a wide range of synergies to increase our margins and accelerate our sales growth. The merger will also offer new and exciting opportunities for our employees and the potential for continued enhancement of shareholder value."

         As a result of the pending merger transaction, the Board of Directors of Insight has terminated the Company's previously announced stock repurchase program. The Company had announced in August 1997 its intention to repurchase 1,687,500 shares (split adjusted), however there have been no repurchases since the plan was initiated.



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About Insight

         Insight is a global direct marketer of brand name computers, hardware and software with locations in the United States, United Kingdom, Canada and Germany. The Company markets primarily to small- and medium-sized businesses comprised of 50 to 1,000 employees, through a combination of a strong outbound telemarketing sales force, electronic commerce at www.insight.com, electronic marketing and direct mail catalogs. The Company offers an extensive assortment of more than 100,000 SKUs of computer hardware and software including such popular name brands as Compaq, Hewlett-Packard, IBM, Microsoft, Seagate, Toshiba and 3COM. Insight's knowledgeable sales force, aggressive marketing strategies and streamlined distribution, together with its advanced proprietary information system, have resulted in high customer loyalty and strong, profitable growth. Insight's net sales for the 12 months ended March 31, 1999 were $1.134 billion.

About Action

         Action is the leading U.K.-based IT direct marketer, offering a wide range of computer products and services to small, medium and large businesses with operations in the U.K. and Spain. Action markets its products and services through a combination of direct mail catalogs, electronic commerce, outbound telemarketing and field sales forces. The company offers over 13,500 brand name computer products similar in range to that offered by Insight. Through its dedicated service organization, Action offers a complete range of product-based services such as pre-configuration, on-site maintenance, consultancy and desktop installation. Action has been aggressively growing its electronic commerce business with unassisted electronic ordering reaching 8.6% of sales for the 26 weeks ended February 26, 1999. Action's net sales for the 12 months ended February 28, 1999 were (pound)282 million ($460 million).

         For product sales or Company information call 800-INSIGHT or visit www.insight.com.

         The statements in this release regarding sales growth rates; gross profit; selling, general and administrative expenses; and other statements of a non-historical nature including statements regarding implementing strategies for future growth are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include fluctuations in operating results, intense competition, management of rapid growth, need for additional financing, past and future acquisitions,


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international operations, risks of business interruption, year 2000 issues, reliance on outsourcing arrangements, changing methods of distribution, reliance on suppliers, changes in vendor rebate programs, rapid change in product standards, inventory obsolescence, sales and income tax uncertainty, increasing marketing, postage and shipping costs, and dependence on key personnel. These factors are discussed in greater detail under "Factors That May Affect Future Results And Financial Conditions" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

Contact:

     Insight Enterprises Inc., Tempe
     Stanley Laybourne, 602/350-1142
     (CFO, Secretary and Treasurer)




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